Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213159) and Form S-3 (No. 333-220765) of Tronox Limited of our report dated February 28, 2019, relating to the consolidated financial statements of National Titanium Dioxide Company Limited (“Cristal”) which appears in this Form 8-K/A of Tronox Holdings plc.

/s/ BDO Dr. Mohamed Al Amri & Co.
Riyadh
Kingdom of Saudi Arabia
May 7, 2019